EXHIBIT 99.1

Investor Relations Contact:
Don Duffy/Raphael Gross
203.682.8200
Kona Grill Reports Third Quarter Results
Third Quarter Same-Store Sales Increased 4.0%; Diluted EPS of ($0.08)
Company Raises 2006 Earnings Guidance
SCOTTSDALE—(BUSINESS WIRE)—October 30, 2006—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today reported results for its third quarter ended September 30, 2006.
Highlights for the third quarter of 2006 include:
•	Opened restaurant in Houston, TX bringing total to twelve

•	Revenue increased 46.1% to $13.8 million

•	Same-store sales increased 4.0%

•	Restaurant operating profit increased 30.4% to $2.7 million

•	Net loss of ($0.5) million, or ($0.08) per diluted share, including non-cash stock-based compensation expense of $0.3 million, or $0.05 per diluted share
Highlights for the first nine months of 2006 include:
•	Revenue increased 36.0% to $35.9 million

•	Same-store sales increased 5.1%

•	Restaurant operating profit increased 26.2% to $7.4 million

•
Net loss of ($1.7) million, or ($0.29) per diluted share, including non-cash stock-based compensation expense of $0.7 million, or $0.12 per diluted share and previously announced separation charges of $0.4 million, or $0.08 per diluted share

“The appeal of our brand is once again reflected in our solid revenue growth and same-store sales results, and we are pleased to have exceeded our third quarter guidance for both the top and bottom line. During the quarter, we opened our second restaurant in the Houston area, and just a few days ago, our second restaurant in Chicago’s affluent suburbs. We continue to have confidence that we can build long-term shareholder value by executing on our growth strategy as well as operating a successful portfolio of Kona Grill restaurants across the country,” said Marcus E. Jundt, Chairman of the Board, President and Chief Executive Officer of Kona Grill.

Third Quarter Financial Results
Revenue increased 46.1% to $13.8 million during the third quarter of 2006 from $9.5 million during the same period last year, primarily as a result of $4.0 million in incremental revenue associated with the opening of five new restaurants since August 2005, and a 4.0% increase in same-store sales due to increased customer traffic coupled with higher menu prices. During the third quarter of 2006, the Company opened its newest restaurant in Houston, TX.
Average weekly sales for the seven restaurants in the comparable base were $102,128 during the third quarter of 2006, compared to $98,211 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open for the entire third quarter were $75,068. Average weekly sales for restaurants not in the comparable base were negatively impacted by lower sales volumes at the Sugar Land, TX restaurant. Excluding the Sugar Land restaurant, average weekly sales for restaurants not in the comparable base that were open for the entire third quarter of 2006 were $85,985.
Net loss for the third quarter of 2006 was ($0.5) million, or ($0.08) per diluted share, based upon 5.8 million shares, versus a net loss of ($0.3) million, or ($0.09) per diluted share last year, based upon 3.6 million shares.
First Nine Months Financial Results
Revenue increased 36.0% to $35.9 million during the first nine months of 2006 from $26.4 million in the same period last year, including same-store sales growth of 5.1%. Since the beginning of 2006, the Company has opened restaurants in Dallas, TX; Houston, TX; Lincolnshire, IL; and Oak Brook, IL.
Net loss for the nine months ended September 30, 2006 was ($1.7) million, or ($0.29) per diluted share based upon 5.8 million shares. This compares to a net loss of ($0.4) million, or ($0.20) per diluted share, based upon 2.2 million shares, in the prior year period.
Financial Guidance
For the fourth quarter of 2006, the Company expects revenue of $14.8 million to $15.1 million and a net loss per share of ($0.14) to ($0.19). This range includes the estimated impact of adopting Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), which requires the expensing of stock options issued to employees. The impact of SFAS No. 123R is estimated to be $0.04 to $0.07 per diluted share for the fourth quarter of 2006. In addition to the previously announced opening of its restaurant in Oak Brook, IL on October 25th, the Company expects to open a restaurant in Naples, FL in December.
For fiscal year 2006, the Company anticipates revenue of $50.7 million to $51.0 million and anticipates an improved net loss per share of ($0.43) to ($0.48) versus prior guidance. This amount includes the previously announced charge of $0.08 per diluted share related to the resignation of the Company’s former CEO. This range also includes the estimated impact of adopting SFAS No. 123R which is estimated to be $0.15 to $0.18 per diluted share in 2006. The Company intends to open five restaurants in 2006, of which four have already opened.

The Company reiterates its expectation of profitability in the fiscal year 2007 and intends to issue more definitive guidance on its fourth quarter 2006 conference call. In addition, the Company anticipates opening six new restaurants in fiscal year 2007, with the majority of these units commencing operations in the second half of the year. New development includes opening restaurants in Troy, MI; Austin, TX; Gilbert, AZ; and Stamford, CT, as well as two additional units to be named at a later date.
Conference Call
The Company will host a conference call to discuss third quarter 2006 financial results today at 5:00 PM ET. Listeners may also access the call by dialing 1-800-811-0667 or 1-913-981-4901. A replay of the call will be available until Monday, November 6, 2006, by dialing 1-888-203-1112 or 1-719-457-0820, the password is 5066942. The conference call also will be webcast live from the investor relations portion of the Company’s website, at www.konagrill.com.
About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Lincolnshire, IL; Oak Brook, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; Houston, TX; San Antonio, TX and Sugar Land, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.
Forward-Looking Statements
The financial guidance we provide for our fourth quarter and fiscal year 2006 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets	$21,961	$29,327
Other assets	454	474
Property and equipment, net	36,534	22,617

Total assets	$58,949	$52,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,272	$4,655
Long-term obligations	13,220	10,452
Stockholders’ equity	36,457	37,311

Total liabilities and stockholders’ equity	$58,949	$52,418

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Unaudited)
Restaurant sales	$13,812	$9,455	$35,883	$26,385
Costs and expenses:
Cost of sales	3,962	2,699	10,156	7,588
Labor	4,311	2,873	11,042	7,940
Occupancy	905	600	2,423	1,773
Restaurant operating expenses	1,909	1,195	4,835	3,202
General and administrative	1,713	1,019	5,352	3,410
Preopening expense	491	462	1,471	569
Depreciation and amortization	1,157	602	2,710	1,651

Total costs and expenses	14,448	9,450	37,989	26,133

(Loss) income from operations	(636)	5	(2,106)	252
Nonoperating income (expense):
Interest income	240	91	723	96
Interest expense	(72)	(396)	(226)	(759)

Loss before provision for income taxes	(468)	(300)	(1,609)	(411)
Provision for income taxes	—	6	50	24

Net loss	$(468)	$(306)	$(1,659)	$(435)

Net loss per share:
Basic	$(0.08)	$(0.09)	$(0.29)	$(0.20)

Diluted	$(0.08)	$(0.09)	$(0.29)	$(0.20)

Weighted average shares used in computation:
Basic	5,805	3,570	5,776	2,165

Diluted	5,805	3,570	5,776	2,165

Reconciliation of Restaurant Operating Profit to (Loss) Income from Operations
The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation and amortization, and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants’ financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to (loss) income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company’s calculation of restaurant operating profit and a reconciliation to (loss) income from operations, the most comparable GAAP measure.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Restaurant sales	$13,812	$9,455	$35,883	$26,385
Costs and expenses:
Cost of sales	3,962	2,699	10,156	7,588
Labor	4,311	2,873	11,042	7,940
Occupancy	905	600	2,423	1,773
Restaurant operating expenses	1,909	1,195	4,835	3,202

Restaurant operating profit	2,725	2,088	7,427	5,882

Deduct — other costs and expenses:
General and administrative	1,713	1,019	5,352	3,410
Preopening expense	491	462	1,471	569
Depreciation and amortization	1,157	602	2,710	1,651

(Loss) income from operations	$(636)	$5	$(2,106)	$252

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	28.7	28.5	28.3	28.8
Labor	31.2	30.4	30.8	30.1
Occupancy	6.6	6.3	6.7	6.7
Restaurant operating expenses	13.8	12.6	13.5	12.1

Restaurant operating profit	19.7	22.2	20.7	22.3

Deduct — other costs and expenses:
General and administrative	12.4	10.8	14.9	12.9
Preopening expense	3.5	4.9	4.1	2.1
Depreciation and amortization	8.4	6.4	7.6	6.3

(Loss) income from operations	(4.6)%	0.1%	(5.9)%	1.0%